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EXHIBIT 99.2

FRIDAY MARCH 2, 5:00 PM EASTERN TIME
PRESS RELEASE
SOURCE: BENTLEY COMMUNICATIONS CORP.

BENTLEY COMMUNICATIONS CORP. SHAREHOLDERS MEETING ...

LOS ANGELES, March 2 /PRNewswire/ -- Bentley Communications Corp. (OTC Bulletin
Board: BTLY - news) announced that due to a logistical difficulty in printing 5,000 Annual Reports, the Company's Annual General Meeting date has been delayed to Monday, March 26, 2001, at 2:00 PM PST, changed from Thursday, March 8, 2001. The meeting will be held at the Company's head office in Los Angeles, California, where the shareholders will be asked to re-elect the existing Board of Directors and ratify the designation of the Company's Auditors for the next fiscal year.

The Company's definitive Proxy Statement on Schedule 14A will be available on EDGAR at www.sec.gov.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties including economical and political factors, developments of the Chinese Internet market, and changes in regulatory matters. The Company disclaims any obligations to update any such factors or to publicly announce results of any revision to the forward-looking statements contained herein to reflect future events or developments.


SOURCE: Bentley Communications Corp.